Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

ServiceTitan, Inc. (“we,” “our” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); our Class A common stock, $0.001 par value per share. The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties (the “IRA”) and the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws, and the IRA, copies of which have been publicly filed with the U.S. Securities and Exchange Commission (the “SEC”), and the applicable provisions of the Delaware General Corporation Law.

General

Our authorized capital stock consists of 1,300,000,000 shares of capital stock, $0.001 par value per share, of which:

•
1,000,000,000 shares are designated as Class A common stock;
•
100,000,000 shares are designated as Class B common stock;
•
100,000,000 shares are designated as Class C common stock; and
•
100,000,000 shares are designated as preferred stock.

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, without stockholder approval except as required by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), to issue additional shares of our Class A common stock and Class C common stock.

Common Stock

We have three classes of authorized common stock: Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C common stock are identical, except with respect to voting and conversion rights.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders and holders of our Class C common stock are entitled to no votes for each share held on all matters submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class B common stock voting as a separate class is required to increase the number of authorized shares of our Class B common stock. In addition, Delaware law could require holders of our Class A common stock, our Class B common stock or our Class C common stock to vote separately as a single class in the following circumstances:

•
if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and
•
if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Until the Final Conversion Date (as defined below), approval of at least a majority of the outstanding shares of our Class B common stock voting as a separate class shall be required to amend, alter, change, adopt or repeal any provision of our amended and restated certificate of incorporation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of our Class B common stock.

Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes, each serving staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion of Class B Common Stock

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Prior to the Final Conversion Date (as defined below), shares of Class B common stock will automatically convert into an equivalent number of shares of Class A common stock upon sale or transfer, except for certain transfers described in our amended and restated certificate of incorporation, including estate planning or other transfers among Ara Mahdessian and Vahe Kuzoyan (the “Co-Founders”) and their permitted entities and permitted transferees.

Each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (i) December 13, 2039 and (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first date on which the number of shares of our Class B common stock (including securities convertible or exercisable into Class B common stock) held by the Co-Founders and the permitted entities they control is less than 20% of the shares of Class B common stock (including securities convertible or exercisable into Class B common stock) held by the Co-Founders and the permitted entities they control on December 13, 2024 (the date on which such final conversion of all outstanding shares of Class B common stock pursuant to the terms of our amended and restated certificate of incorporation occurs, the “Final Conversion Date”). Prior to the Final Conversion Date, each share of Class B common stock held of record by each Co-Founder and such Co-Founder’s permitted entities and permitted transferees will convert automatically into one share of Class A common stock upon (i) the date fixed by our board of directors, including a majority of the disinterested directors, that is no less than 61 days and no more than 180 days following the date on which such Co-Founder is terminated for cause (as defined in our amended and restated certificate of incorporation), (ii) the date on which such Co-Founder is no longer voluntarily providing services to us as an employee or a member of our board of directors and (iii) the date that is nine months after the death of such Co-Founder.

Class C Common Stock

Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the Nasdaq listing rules. We may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments and equity incentives to our employees, consultants and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A and Class B common stock. Because the Class C common stock carries no voting rights (except as otherwise required by law) and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue shares of Class C common stock in the future, the Co-Founders, as holders of our Class B common stock, may be able to hold significant voting control and determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. In addition, if we issue shares of Class C common stock, such issuances would have a dilutive effect on the economic interests of our Class A and Class B common stock.

Fully Paid and Non-Assessable

All of our outstanding shares of Class A and Class B common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Registration Rights

Certain holders of our Class A common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in our IRA, which was entered into in connection with our redeemable convertible preferred stock financings. The registration rights set forth in our IRA expire (i) December 13, 2029, (ii) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 or another similar exemption under the Securities Act during any 90-day period or (iii) upon the closing of a deemed liquidation event (as defined in our amended and restated certificate of incorporation in effect as of immediately prior to the completion of our initial public offering), pursuant to which such stockholders receive proceeds solely in the form of cash or marketable securities. We will pay the registration expenses (other than underwriting discounts, selling commissions, stock transfer taxes and certain attorneys’ fees) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

Certain holders of our Class A common stock (including shares of our Class A common stock issuable upon the exercise or settlement, as applicable, of outstanding equity awards) are entitled to certain demand registration rights. At any time beginning on June 9, 2025, the holders of at least a majority of these shares then outstanding can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate public offering price of which, before payment of underwriting discounts, selling commissions and stock transfer taxes, is at least $50,000,000. We are obligated to effect only two such registrations. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration for a period of up to 90 days, not more than once in any 12-month period.

Piggyback Registration Rights

If we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock certain holders of our Class A common stock (including shares of our Class A common stock issuable upon conversion of our Class B common stock and/or the exercise or settlement, as applicable, of outstanding equity awards) are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration in which the only Class A common stock being registered is Class A common stock issuable upon conversion of debt securities that are also being registered, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our Class A common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

Certain holders of our Class A common stock (including shares of our Class A common stock issuable upon conversion of our Class B common stock and/or the exercise or settlement, as applicable, of outstanding equity awards) are entitled to certain Form S-3 registration rights. The holders of at least 10% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3. Such request for registration must cover securities, the anticipated aggregate public offering price of which, before payment of underwriting discounts, selling commissions and stock transfer taxes, is at least $10,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration for a period of up to 90 days, not more than once in any 12-month period.

Anti-Takeover Provisions

Certain provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 of the Delaware General Corporation Law may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Multi-Class Stock

As described above in the subsection titled “Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a multi-class common stock structure. As a result, our Co-Founders are able to significantly influence or control any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our amended and restated certificate of incorporation and bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction.

Separate Class B Vote for Certain Transactions

Until the Final Conversion Date, our Class B common stock has the right to vote as a separate class on amendments to our amended and restated certificate of incorporation that affect the rights of our Class B common stock. See the subsection above titled “Common Stock—Voting Rights.”

Board of Directors Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Directors Removed Only for Cause

Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.

Classified Board of Directors

Our board of directors is divided into three classes, divided as nearly as equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our voting shares are able to elect all of our directors.

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and designation of our preferred stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our chief executive officer or our president. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock will not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our board of directors is authorized, without further action by our stockholders unless required by law or by any stock exchange, to direct us to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of us; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer, or stockholder of our company to us or our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation and bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Furthermore, our amended and restated certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find either of the choice of forum provisions contained in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the company or our directors, officers or other employees, which may discourage such lawsuits against the company and our directors, officers and other employees and result in increased costs for investors to bring a claim.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TTAN.”